UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under Rule 14a-12

Stratus Properties Inc.
(Name of registrant as specified in its charter)

(Name of person(s) filing proxy statement, if other than the registrant)

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Notice of Annual Meeting of Stockholders

May 8, 2014

Date:	Thursday, May 8, 2014

Time:	9:30 a.m., Central Time

Place:	W Austin
200 Lavaca Street
Austin, Texas 78701

Purpose:	• To elect one Class I director nominee named in this proxy statement;

• To approve, on an advisory basis, the compensation of our named executive officers;

• To ratify the appointment of our independent registered public accounting firm; and

• To transact such other business as may properly come before the annual meeting.

Record Date:	Only stockholders of record as of the close of business on March 26, 2014 are entitled to notice of and to attend or vote at the annual meeting.

Identification:	If you plan to attend the annual meeting in person, please bring proper identification and, if your shares of our common stock are held in “street name,” meaning a bank, broker, trustee or other nominee is the stockholder of record of your shares, please bring acceptable proof of ownership, which is either an account statement or a letter from your bank, broker, trustee or other nominee confirming that you beneficially owned shares of Stratus Properties Inc. common stock on the record date.

Proxy Voting:	Your vote is very important. Whether or not you plan to attend the annual meeting in person, please submit your proxy and voting instructions via the internet or sign, date and return a proxy card. Your cooperation is appreciated.

By Order of the Board of Directors.

KENNETH N. JONES General Counsel & Secretary

April 7, 2014

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 8, 2014.

This proxy statement and the 2013 Annual Report are available at

http://www.edocumentview.com/STRS

Stratus Properties Inc.

212 Lavaca Street, Suite 300

Austin, Texas 78701

The 2013 annual report to stockholders, including financial statements, is being mailed to stockholders together with these proxy materials on or about April 7, 2014.

Questions and Answers about the Proxy Materials, Annual Meeting and Voting

Why am I receiving these proxy materials?

Our board of directors is soliciting your proxy to vote at our 2014 annual meeting of stockholders because you owned shares of our common stock at the close of business on March 26, 2014, the record date for the annual meeting, and, therefore, are entitled to vote at the annual meeting. This proxy statement, along with a proxy card or voting instruction form and the 2013 annual report, is being mailed to stockholders on or about April 7, 2014. We have made the proxy statement and 2013 annual report available to you on the internet and we have delivered printed proxy materials to you. This proxy statement summarizes the information that you need to know in order to cast your vote at the annual meeting. You do not need to attend the annual meeting in person to vote your shares of our common stock.

When and where will the annual meeting be held?

The annual meeting will be held at 9:30 a.m., Central Time, on Thursday, May 8, 2014, at the W Austin located at 200 Lavaca Street, Austin, Texas 78701. You can obtain directions to the W Austin on the hotel’s website at www.starwoodhotels.com/whotels/property/area/directions.html?propertyID=3224.

Who is soliciting my proxy?

Our board of directors, on behalf of Stratus Properties Inc., is soliciting your proxy to vote your shares of our common stock on all matters scheduled to come before the 2014 annual meeting of stockholders, whether or not you attend in person. By completing, signing, dating and returning the proxy card or voting instruction form, or by submitting your proxy and voting instructions via the internet, you are authorizing the proxy holders to vote your shares of our common stock at the annual meeting as you have instructed.

On what matters will I be voting? How does the board recommend that I cast my vote?

At the annual meeting, you will be asked to elect our one Class I director nominee named in this proxy statement; approve, on an advisory basis, the compensation of our named executive officers; ratify the appointment of our independent registered public accounting firm; and consider any other matter that properly comes before the annual meeting.

Our board of directors unanimously recommends that you vote:

•	FOR the election of one Class I director nominee named in this proxy statement;

•	FOR the approval, on an advisory basis, of the compensation of our named executive officers; and

•	FOR the ratification of the appointment of our independent registered public accounting firm.

We do not expect any matters to be presented for action at the annual meeting other than the matters described in this proxy statement. However, by signing, dating and returning a proxy card or submitting your proxy and voting instructions via the internet, you will give to the persons named as proxies discretionary voting authority with respect to any other matter that may properly come before the annual meeting, and they intend to vote on any such other matter in accordance with their best judgment.

How many votes may I cast?

You may cast one vote for every share of our common stock that you owned on March 26, 2014, the record date for the annual meeting.

How many shares of common stock are eligible to be voted?

As of March 26, 2014, the record date for the annual meeting, we had 8,066,253 shares of our common stock outstanding, each of which entitles the holder to one vote.

How many shares of common stock must be present to hold the annual meeting?

Under Delaware law and our by-laws, the presence in person or by proxy of a majority of the outstanding shares of our common stock entitled to vote is necessary to constitute a quorum at the annual meeting. The inspector of election will determine whether a quorum is present at the annual meeting. If you are a beneficial owner (as defined below) of shares of our common stock and you do not instruct your bank, broker, trustee or other nominee how to vote your shares on any of the proposals, your shares will be counted as present at the annual meeting for purposes of determining whether a quorum exists. In addition, stockholders of record who are present at the annual meeting in person or by proxy will be counted as present at the annual meeting for purposes of determining whether a quorum exists, whether or not such holder abstains from voting on any or all of the proposals.

How do I vote?

Stockholders of Record

If your shares of our common stock are registered directly in your name with our transfer agent, Computershare Shareowner Services LLC, you are the stockholder of record of those shares and these proxy materials have been mailed to you by us. You may submit your proxy and voting instructions via the internet or by mail as further described below. Your proxy, whether submitted via the internet or by mail, authorizes each of William H. Armstrong III and Kenneth N. Jones, to act as your proxies at the annual meeting, each with the power to appoint his substitute, to represent and vote your shares of our common stock as you directed, if applicable.

•	Submit Your Proxy and Voting Instructions via the Internet – http://www.ivselection.com/stratus14

•	Use the internet to submit your proxy and voting instructions 24 hours a day, seven days a week until 11:59 p.m. (Central Time) on May 7, 2014.

•	Please have your proxy card available and follow the instructions to obtain your records and create an electronic proxy.

•	Submit Your Proxy and Voting Instructions by Mail

•	Complete, date and sign your proxy card and return it in the postage-paid envelope provided.

If you submit your proxy and voting instructions via the internet, please do not mail your proxy card. The proxies will vote your shares of our common stock at the annual meeting as instructed by the latest dated proxy received from you, whether submitted via the internet or by mail. You may also vote in person at the annual meeting.

For a discussion of the treatment of a properly completed, signed and dated proxy card without voting instructions on any or all of the proposals, please see the question below titled “What happens if I do not submit voting instructions for a proposal? What is discretionary voting? What is a broker non-vote?”

Beneficial Owners

If your shares of our common stock are held in a stock brokerage account by a bank, broker, trustee or other nominee, you are considered the beneficial owner of shares held in street name and these proxy materials are being forwarded to you by your bank, broker, trustee or other nominee that is considered the stockholder of record of those shares. As the beneficial owner, you have the right to direct your bank, broker, trustee or other nominee on how to vote your shares of our common stock via the internet or by telephone, if the bank, broker, trustee or other nominee offers these options or by completing, signing, dating and returning a voting instruction form. Your bank, broker, trustee or other nominee will send you instructions on how to submit your voting instructions for your shares of our common stock. For a discussion of the rules regarding the voting of shares of our common stock held by beneficial owners, please see the question below titled “What happens if I do not submit voting instructions for a proposal? What is discretionary voting? What is a broker non-vote?”

What happens if I do not submit voting instructions for a proposal? What is discretionary voting? What is a broker non-vote?

If you properly complete, sign, date and return a proxy or voting instruction form, your shares of our common stock will be voted as you specify. If you are a stockholder of record and you make no specifications on your proxy card, your shares of our common stock will be voted in accordance with the recommendations of our board of directors, as provided above. If you are a beneficial owner and you do not provide voting instructions to your bank, broker, trustee or other nominee holding shares of our common stock for you, your shares of our common stock will not be voted with respect to any proposal for which the stockholder of record does not have discretionary authority to vote. Rules of the New York Stock Exchange (“NYSE”) determine whether proposals presented at stockholder meetings are “discretionary” or “non-discretionary.” If a proposal is determined to be discretionary, your bank, broker, trustee or other nominee is permitted under NYSE rules to vote on the proposal without receiving voting instructions from you. If a proposal is determined to be non-discretionary, your bank, broker, trustee or other nominee is not permitted under NYSE rules to vote on the proposal without receiving voting instructions from you. A “broker non-vote” occurs when a bank, broker, trustee or other nominee holding shares for a beneficial owner does not vote on a non-discretionary proposal because the stockholder of record has not received voting instructions from the beneficial owner.

Under the rules of the NYSE, the proposal relating to the ratification of the appointment of our independent registered public accounting firm is a discretionary proposal. Accordingly, if you are a beneficial owner and you do not provide voting instructions to your bank, broker, trustee or other nominee holding shares for you, your shares may be voted with respect to the ratification of the appointment of our independent registered public accounting firm.

Under the rules of the NYSE, the proposals relating to the election of the director nominee and the compensation of our named executive officers are non-discretionary proposals. Accordingly, if you are a beneficial owner and you do not provide voting instructions to your bank, broker, trustee or other nominee holding shares for you, your shares will not be voted with respect to the election of the director nominee or the compensation of our named executive officers. Without your voting instructions on these matters, a broker non-vote will occur with respect to your shares. Shares subject to broker non-votes will not be counted as votes for or against and will not be included in calculating the number of votes necessary for approval of such matters to be presented at the annual meeting; however, such shares will be considered present at the annual meeting for purposes of determining the existence of a quorum.

What vote is required, and how will my votes be counted, to elect the director nominee and to approve each of the other proposals discussed in this proxy statement?

Proposal	Voting Options	Vote Required to Adopt the Proposal	Effect of Abstentions	Effect of Broker Non-Votes

No. 1: Election of one Class I director nominee named in this proxy statement	For or withhold on the director nominee	Plurality of shares voted	N/A	No effect

No. 2: Approval, on an advisory basis, of the compensation of our named executive officers	For, against or abstain	Affirmative vote of a majority of the shares of common stock present in person or by proxy and entitled to vote	Treated as votes against	No effect

No. 3: Ratification of the appointment of our independent registered public accounting firm	For, against or abstain	Affirmative vote of a majority of the shares of common stock present in person or by proxy and entitled to vote	Treated as votes against	N/A

In contested elections (where the number of nominees exceeds the number of directors to be elected) and in uncontested elections, our directors are elected by a plurality of shares of our common stock voted. Under our by-laws, all other matters require the affirmative vote of the holders of a majority of the shares of our common stock present in person or by proxy and entitled to vote, except as otherwise provided by statute, our certificate of incorporation or our by-laws.

Can I revoke or change my voting instructions after I deliver my proxy?

Yes. Your proxy can be revoked or changed at any time before it is used to vote your shares of our common stock if you: (1) provide notice in writing to our corporate secretary before the annual meeting; (2) if you timely provide to us another proxy with a later date; or (3) if you are present at the annual meeting and either vote in person or notify the corporate secretary in writing at the annual meeting of your wish to revoke your proxy. Your attendance alone at the annual meeting will not be enough to revoke your proxy.

Who pays for soliciting proxies?

We pay all expenses incurred in connection with the solicitation of proxies to vote at the annual meeting. We have retained Georgeson Inc., 480 Washington Boulevard, 26th Floor, Jersey City, New Jersey, for an estimated fee of $6,750 plus reimbursement of certain reasonable expenses, to assist in the solicitation of proxies and otherwise in connection with the annual meeting. We and our proxy solicitor will also request banks, brokers, trustees and other nominees holding shares of our common stock beneficially owned by others to send these proxy materials and the 2013 annual report to, and obtain voting instructions from, the beneficial owners and will reimburse such stockholders of record for their reasonable expenses in so doing. Solicitation of proxies by mail may be supplemented by telephone, email and other electronic means, advertisements and personal solicitation by our directors, officers and employees. No additional compensation will be paid to directors, officers or employees for such solicitation efforts.

Could other matters be considered and voted upon at the annual meeting?

Our board does not expect to bring any other matter before the annual meeting, and it is not aware of any other matter that may be considered at the annual meeting. In addition, pursuant to our by-laws, the time has elapsed for any stockholder to properly bring a matter before the annual meeting. However, if any other matter does properly come before the annual meeting, each of the proxy holders will vote any shares of our common stock, for which he holds a proxy to vote at the annual meeting, in his discretion.

What happens if the annual meeting is postponed or adjourned?

Unless a new record date is fixed, your proxy will still be valid and may be used to vote shares of our common stock at the postponed or adjourned annual meeting. You will still be able to change or revoke your proxy until it is used to vote your shares.

2015 Stockholder Proposals

If you want us to consider including a proposal in next year’s proxy statement, you must deliver it in writing to: Corporate Secretary, Stratus Properties Inc., 212 Lavaca Street, Suite 300, Austin, Texas 78701 by December 8, 2014.

If you want to present a proposal at the next annual meeting but do not wish to have it included in our proxy statement, you must submit it in writing to our corporate secretary, at the above address, by January 8, 2015, in accordance with the specific procedural requirements in our by-laws. If you would like a copy of these procedures, please contact our corporate secretary as provided above, or access our by-laws on our website at www.stratusproperties.com under Investor Relations – Corporate Governance Documents. Failure to comply with the procedures and deadlines in our by-laws may preclude the presentation of your proposal at our 2015 annual meeting.

Corporate Governance

Board and Committee Meeting Attendance

Our board of directors held four meetings during 2013. During 2013, each of our directors participated in 100% of the total number of our board meetings and the total number of meetings held by each committee of our board on which such director served during the periods of such director’s board membership and committee service. Directors are invited but not required to attend annual meetings of our stockholders. Mr. Armstrong attended the 2013 annual meeting of stockholders.

Board Composition and Leadership Structure

As of the date of this proxy statement, our board of directors consists of five members, four of whom have been determined by our board to be independent as discussed below, and has primary responsibility for directing the management of our business and affairs. Mr. Armstrong, the chairman of our board of directors, is not considered an independent director because he is a member of our management team and receives compensation for his services to the company.

Our board of directors believes that Mr. Armstrong’s service as both chairman of our board and chief executive officer is in the best interest of the company and our stockholders. With over 20 years of leadership experience with the company, Mr. Armstrong possesses detailed and in-depth knowledge of the issues, opportunities and challenges facing the company and its businesses and is thus best positioned to develop agendas that ensure that our board’s time and attention are focused on the most critical challenges and opportunities facing the company. His combined role enables decisive leadership, ensures clear accountability, and enhances our ability to communicate the company’s message and strategy clearly and consistently to our stockholders, employees and customers, particularly during times of uncertain economic and industry conditions.

Each of the directors other than Mr. Armstrong is independent and our board believes that the independent directors provide effective oversight of management. On March 26, 2013, after considering the appropriate leadership structure for our board of directors, our board established the position of lead independent director and appointed Mr. Madden to serve as lead independent director for a term of three years beginning on April 1, 2013.

The lead independent director may be removed or replaced at any time with or without cause by a majority vote of our independent directors. In addition, our three standing committees are composed entirely of independent directors, and have the power and authority to engage legal, financial and other advisors as they may deem necessary, without consulting or obtaining the approval of the full board or management.

Board Committees

To provide for effective direction and management of our business, our board has established three standing committees: an audit committee, a compensation committee and a nominating and corporate governance committee, which we established effective April 1, 2013. Each of the audit, compensation and nominating and corporate governance committees are composed entirely of independent directors. Each committee operates under a written charter adopted by our board. All of the committee charters are available on our website at www.stratusproperties.com under Investor Relations – Corporate Governance Documents and are available in print upon request. The current members and primary functions of each board committee are described below.

Audit Committee Members	Primary Functions of the Audit Committee	Meetings in 2013

Michael D. Madden, Chairman William H. Lenehan IV James C. Leslie Charles W. Porter	• please refer to “Audit Committee Report” included in this proxy statement	4

Compensation Committee Members	Primary Functions of the Compensation Committee	Meetings in 2013

James C. Leslie, Chairman Michael D. Madden	• oversees the discharge of our board’s responsibilities relating to compensation of our executive officers • administers our cash-based and equity-based incentive compensation plans • oversees our assessment of whether our compensation policies and practices are likely to expose the company to material risks • please refer to “Compensation Committee Procedures” included in this proxy statement for more information	1

Nominating and Corporate Governance Committee Members *	Primary Functions of the Nominating and Corporate Governance Committee	Meetings in 2013

William H. Lenehan IV, Chairman Charles W. Porter

•  identifies individuals qualified to serve as directors, consistent with criteria approved by our board, and recommends to our board director nominees for election at our next annual meeting of stockholders

•  monitors the composition of our board and its committees

•  maintains our corporate governance guidelines and recommends to our board any desirable changes

•  evaluates the effectiveness of our board and its committees

•  oversees the form and amount of director compensation

•  addresses any related matters required by the federal securities laws

N/A

*	Our board formed the nominating and corporate governance committee effective April 1, 2013.

Compensation Committee Procedures

The compensation committee has the sole authority to set annual compensation amounts and annual incentive plan criteria for our executive officers, evaluate the performance of our executive officers, and make awards to our executive officers under our stock incentive plans. The committee also reviews, approves and recommends to our board of directors any proposed plan or arrangement providing for incentive, retirement or other compensation to our executive officers, as well as any proposed contract under which compensation is awarded to one of our executive officers. In addition, the committee periodically evaluates the performance of our executive officers.

If equity awards are granted in a given year, the committee’s practice since 2009 has been to grant such awards at its first meeting of the year. Such meetings were held in February for each of 2013 and 2014. The committee has a written policy stating that it will approve all regular annual equity awards at one of its meetings in December or during the first quarter of the following year, and that to the extent the committee approves any awards at other times during the year, such awards will be made during an open window period when our executive officers and directors are permitted to trade in our securities.

The terms of our stock incentive plans permit the committee to delegate to one or more officers of the company its authority to make awards to employees other than those subject to Section 16 of the Securities Exchange Act of 1934. Our current equity grant policy provides that the chairman of our board has authority to grant or modify awards to such employees, subject to the following conditions:

•	no grant may relate to more than 3,000 shares of our common stock;

•	such grants must be made during an open window period and must be approved in writing by such officer, the grant date being the date of such written approval;

•	the exercise price of any options granted may not be less than the fair market value of our common stock on the grant date; and

•	the officer must report any such grants to the committee at its next meeting.

Corporate Governance Guidelines; Ethics and Business Conduct Policy

Our corporate governance guidelines and our ethics and business conduct policy are available at www.stratusproperties.com under Investor Relations – Corporate Governance Documents and – Ethics and Business Conduct Policy, respectively. Both are available in print upon request. Amendments to or waivers of our ethics and business conduct policy granted to any of our directors or executive officers will be published promptly on our website.

Board’s Role in Oversight of Risk Management

Our board of directors as a whole is responsible for risk oversight, with reviews of certain areas being conducted by the relevant board committees that report to the full board. In its risk oversight role, our board of directors reviews, evaluates and discusses with appropriate members of management whether the risk management processes designed and implemented by management are adequate in identifying, assessing, managing and mitigating material risks facing the company.

Our board believes that full and open communication between senior management and our board is essential to effective risk oversight. Our chairman and chief executive officer meets regularly with management to discuss a variety of matters including business strategies, opportunities, key challenges and risks facing the company, as well as management’s risk mitigation strategies. Senior management attends all regularly scheduled board meetings where they conduct presentations to our board on various strategic matters involving our operations and are available to address any questions or concerns raised by our board on risk management or any other matters.

Our board of directors oversees the strategic direction of the company, and in doing so considers the potential rewards and risks of the company’s business opportunities and challenges, and monitors the development and management of risks that impact our strategic goals.

While our board is ultimately responsible for risk oversight at the company, the audit committee assists our board in fulfilling its oversight responsibilities with respect to certain areas of risk. As part of its responsibilities as set forth in its charter, the audit committee is responsible for reviewing and discussing with management, the internal audit firm and our independent registered public accounting firm any guidelines and policies relating to risk assessment and risk management, and the steps management has taken to monitor, control and minimize the company’s major financial risk exposures, if any. The audit committee assists our board in fulfilling its oversight responsibilities by monitoring the effectiveness of the company’s internal control over financial reporting and legal and regulatory compliance. Our internal auditor and independent registered public accounting firm meet regularly in executive session with the audit committee. The audit committee regularly reports on these matters to the full board. As part of its responsibilities as set forth in its charter, the compensation committee is responsible for overseeing the company’s assessment of whether its compensation policies and practices are likely to expose the company to material risks and in consultation with management, is responsible for overseeing the company’s compliance with regulations governing executive compensation. The nominating and corporate governance committee assists our board in fulfilling its oversight responsibilities with respect to the management of risks associated with our board leadership structure and corporate governance matters.

Board and Committee Independence

On the basis of information solicited from each director, and upon the advice and recommendation of the nominating and corporate governance committee, our board of directors has determined that each of Messrs. Lenehan, Leslie, Madden and Porter has no material relationship with the company and is independent as defined in the director independence standards of the Nasdaq Stock Market, LLC (“NASDAQ”) listing standards, as currently in effect. In making this determination, our board, with assistance from the company’s legal counsel, evaluated responses to a questionnaire completed annually by each director regarding relationships and possible conflicts of interest between each director, the company and management. In its review of director independence, our board and legal counsel considered all commercial, industrial, banking, consulting, legal, accounting, charitable, and familial relationships any director may have with the company or management.

Our board of directors also has determined that each of the members of the audit, compensation and nominating and corporate governance committees has no material relationship with the company and satisfies the independence criteria (including the enhanced criteria with respect to members of the audit and compensation committees) set forth in the applicable NASDAQ listing standards and Securities and Exchange Commission (“SEC”) rules. In addition, our board of directors has determined that each member of the audit committee, Messrs. Madden, Lenehan, Leslie and Porter, qualifies as an “audit committee financial expert,” as such term is defined by the rules of the SEC.

Director Stock Ownership Guidelines

On March 26, 2013, our board of directors adopted stock ownership guidelines applicable to our non-employee directors. The guidelines are administered by the nominating and corporate governance committee. Under the guidelines, each non-employee director is encouraged to maintain ownership of company stock valued at three times his or her annual retainer, determined by reference to the three-year trailing average monthly stock price. Shares of our common stock currently owned by the directors are counted for purposes of the stock ownership guidelines, as are shares issuable upon the vesting of outstanding restricted stock units (“RSUs”). Each non-employee director has five years from adoption of the guidelines to reach the target ownership level. Messrs. Madden, Lenehan and Leslie currently exceed their target ownership levels.

Consideration of Director Nominees

In evaluating nominees for membership on our board of directors, the nominating and corporate governance committee will apply the board membership criteria set forth in our corporate governance guidelines. Under these criteria, the nominating and corporate governance committee will take into account many factors, including personal and professional integrity, general understanding of our industry, finance and other elements relevant to the success of a publicly-traded company in today’s business environment, educational and professional background, independence, and the ability and willingness to work cooperatively with other members of our board and with senior management. In selecting nominees, the nominating and corporate governance committee will seek to have a board of directors that represents a diverse range of perspectives and experience relevant to the company. The nominating and corporate governance committee will also evaluate each individual in the context of our board as a whole, with the objective of recommending nominees who can best perpetuate the success of the business, be an effective director in conjunction with the full board, and represent stockholder interests through the exercise of sound judgment using his or her experience in these various areas. In determining whether to recommend a director for re-election, the nominating and corporate governance committee will also consider the director’s past attendance at meetings and participation in and contributions to the activities of our board.

The nominating and corporate governance committee will regularly assess whether the size of our board is appropriate, and whether any vacancies on our board are expected due to retirement or otherwise. In the event that vacancies are anticipated, or otherwise arise, the nominating and corporate governance committee will consider various potential candidates, who may come to the nominating and corporate governance committee’s attention through professional search firms, stockholders or other persons. Each candidate brought to the attention of the nominating and corporate governance committee, regardless of who recommended such candidate, will be considered on the basis of the criteria set forth above.

On March 15, 2012, we entered into a Stock Purchase Agreement with Moffett Holdings, L.L.C. (“MHLLC”) pursuant to which we sold to MHLLC shares of our common stock representing 7.7% of our outstanding shares. In connection with the issuance and sale of the shares of our common stock, we entered into an Investor Rights Agreement with MHLLC, dated March 15, 2012 (the “Investor Rights Agreement”), pursuant to which, among other things, the size of our board of directors was increased from four to five members and MHLLC was granted the right to designate one individual to serve on our board of directors as long as MHLLC and its affiliates beneficially own at least 5.0% of the issued and outstanding shares of our common stock. On March 15, 2012, Charles W. Porter was appointed to our board as the designated director of MHLLC pursuant to the Investor Rights Agreement.

On March 3, 2014, MHLLC redeemed and purchased the membership interest in MHLLC held by LCHM Holdings, LLC (“LCHM Holdings”). In connection with the Redemption, (1) LCHM Holdings received the 625,000 shares of our common stock held by MHLLC and (2) MHLLC and LCHM Holdings entered into an assignment and assumption agreement (the “Assignment and Assumption Agreement”) pursuant to which MHLLC assigned to LCHM Holdings its rights and obligations under the Investor Rights Agreement. We joined the Assignment and Assumption Agreement for the purpose of consenting to the transactions contemplated thereby. Charles W. Porter now serves as the designated director of LCHM Holdings pursuant to the Investor Rights Agreement.

On January 11, 2012, Carl E. Berg, a stockholder who reported owning approximately 18.9% of our outstanding common stock at the time, filed a Schedule 13D, as amended on January 12, 2012, stating his intention to nominate William H. Lenehan IV for election to our board of directors at the company’s 2012 annual meeting. After discussions with Mr. Berg and meetings with Mr. Lenehan and considering Mr. Lenehan’s qualifications, skills and attributes, our board nominated Mr. Lenehan at the 2012 annual meeting to serve as a Class II director for a three-year term. For additional information regarding the current ownership of Mr. Berg, see the section titled “Stock Ownership of Certain Beneficial Owners.”

As stated above, the nominating and corporate governance committee will consider candidates proposed for nomination by our stockholders. Stockholders may propose candidates for consideration by the nominating and corporate governance committee by submitting the names and supporting information to our Corporate Secretary, Stratus Properties Inc., 212 Lavaca Street, Suite 300, Austin, Texas 78701. Supporting information should include (a) the name and address of each of the candidate and proposing stockholder; (b) a comprehensive biography of the candidate and an explanation of why the candidate is qualified to serve as a director, taking into account the criteria identified in our corporate governance guidelines; (c) proof of ownership, the class and number of shares, and the length of time that the shares of our common stock have been beneficially owned by each of the candidate and the proposing stockholder; and (d) a letter signed by the candidate stating his or her willingness to serve.

In addition, our by-laws permit stockholders to nominate candidates directly for consideration at next year’s annual stockholder meeting. Any nomination must be in writing and received by our corporate secretary at our principal executive offices no later than January 8, 2015. If the date of next year’s annual meeting is moved to a date more than 90 days after or 30 days before the anniversary of this year’s annual meeting, the nomination must be received no later than 90 days prior to the date of the 2015 annual meeting or 10 days following the public announcement of the date of the 2015 annual meeting. Any stockholder submitting a nomination under our by-laws must include (a) all information relating to the nominee that is required to be disclosed in solicitations of proxies for election of directors pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (including such nominee’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected), and (b) the name and address (as they appear on the company’s books) of the nominating stockholder and the class and number of shares beneficially owned by such stockholder. Nominations should be addressed to our Corporate Secretary, Stratus Properties Inc., 212 Lavaca Street, Suite 300, Austin, Texas 78701.

Communications with the Board

Stockholders or other interested parties may communicate directly with one or more members of our board, or the non-management directors as a group, by writing to the director or directors at the following address: Stratus Properties Inc., Attn: Board of Directors or the name of the individual director or directors, 212 Lavaca Street, Suite 300, Austin, Texas 78701. We will forward the communication to the appropriate director or directors for response.

Director Compensation

We use a combination of cash and equity-based incentive compensation to attract and retain qualified candidates to serve on our board of directors. In setting director compensation, we consider the significant amount of time directors dedicate in fulfilling their duties as directors, as well as the skill-level required by the company to be an effective member of our board. The nominating and corporate governance committee reviews the form and amount of director compensation and makes recommendations to the full board.

Cash Compensation

Each non-employee director receives an annual fee consisting of, as applicable, (1) $25,000 for serving on our board, (2) $1,000 for serving on each committee, if any, (including the chairman of the committee), (3) $7,000 for serving as chairman of the audit committee, (4) $5,000 for serving as chairman of the compensation committee, (5) $5,000 for serving as chairman of the nominating and corporate governance committee and (6) $12,500 for serving as lead independent director. In addition, each director and committee member receives $1,500 for attendance at each board and committee meeting, as well as reasonable out-of-pocket expenses incurred in attending such meetings, or $1,000 for participation in each board and committee meeting by telephone conference.

Equity-Based Compensation

Each non-employee director also receives equity-based compensation under our stock incentive plans, which were approved by our stockholders. Since 2012, we have made annual grants of restricted stock units (“RSUs”) to our non-employee directors. On September 1, 2013, each non-employee director was granted 2,000 RSUs. The RSUs vest ratably over the first four anniversaries of the grant date. Each RSU entitles the director to receive one share of our common stock upon vesting.

2013 Director Compensation

The table below summarizes the total compensation paid to or earned by our non-employee directors during 2013. The amount included in the “Stock Awards” column reflects the aggregate grant date fair value of the RSUs, and does not necessarily equate to the income that will ultimately be realized by the director for these stock awards. Mr. Armstrong’s compensation, which includes the attendance and participation fees he received as a director, is reflected in the Summary Compensation Table in the section titled “Executive Officer Compensation.”

2013 Director Compensation

Name of Director	Fees Earned or Paid in Cash	Stock Awards (1)	Total
William H. Lenehan IV	$42,000	$25,640	$67,640
James C. Leslie	45,000	25,640	70,640
Michael D. Madden	55,500	25,640	81,140
Charles W. Porter	39,000	25,640	64,640

(1)	Amounts reflect the aggregate grant date fair value of the RSUs. RSUs are valued on the date of grant at the closing sale price per share of our common stock. On September 1, 2013, each non-employee director was granted 2,000 RSUs. The grant of 2,000 RSUs had a grant date fair value of $12.82 per unit. As of December 31, 2013, each non-employee director had 3,500 RSUs outstanding and Messrs. Leslie and Madden each had 20,000 outstanding stock options.

Proposal No. 1: Election of Directors

In accordance with our by-laws, our board of directors has fixed the current number of directors at five. The table below shows the current members of the different classes of our board and the expiration of their current terms.

Class	Expiration of Term	Current Class Members

Class I	2014 Annual Meeting of Stockholders	Michael D. Madden

Class II	2015 Annual Meeting of Stockholders	William H. Lenehan IV James C. Leslie

Class III	2016 Annual Meeting of Stockholders	William H. Armstrong III Charles W. Porter

Our board of directors has nominated Michael D. Madden to serve as our Class I director for a three-year term. The persons named as proxies in the enclosed proxy card intend to vote your shares of our common stock for the election of the Class I director nominee, unless otherwise directed. If, contrary to our present expectations, the nominee should become unavailable for any reason, your proxy will be voted for a substitute nominee designated by our board of directors, unless otherwise directed.

Vote Required to Elect Director Nominees

Under our by-laws, our directors are elected by a plurality of shares voted. For more information on the voting requirements, see “Questions and Answers about the Proxy Materials, Annual Meeting and Voting.”

Recommendation of our Board of Directors

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE FOR OUR CLASS I DIRECTOR NOMINEE, MR. MADDEN.

Information About Nominee and Other Directors

The table below provides certain information as of March 26, 2014, with respect to the director nominee, Michael D. Madden, and each other director whose term will continue after the annual meeting. The biographies of each of the directors contain information regarding the person’s business experience, director positions with other public companies held currently or at any time during the last five years, and the experiences, qualifications, attributes or skills that caused our board to determine that the person should be nominated to serve as a director for the company. Unless otherwise indicated, each person has been engaged in the principal occupation shown for the past five years.

Name of Director	Age	Principal Occupation, Business Experience and Other Public Company Directorships	Year First Elected a Director
William H. Armstrong III	49

Chairman of the Board, Chief Executive Officer and President of the company from 1998 to present. President, Chief Operating Officer and Chief Financial Officer of the company from 1996 to 1998. Director of Moody National REIT I, Inc. Active member of the Finance Committee of the U.S. Green Building Council, the National Association of Real Estate Investment Trusts, the Urban Land Institute and the Real Estate Council of Austin. Holds B.A. in Economics from The University of Colorado.

Mr. Armstrong’s 26-year career in real estate and approximate 20 years of leadership experience with the company make him highly qualified to lead our board of directors. He has a comprehensive understanding of the company and its management, operations and financial requirements. Mr. Armstrong’s executive management experience and active involvement in various real estate industry organizations enable him to guide the company’s business strategy in an increasingly complex business environment.

			1998

Name of Director	Age	Principal Occupation, Business Experience and Other Public Company Directorships	Year First Elected a Director
William H. Lenehan IV	37

Independent real estate industry consultant. Special advisor to the board of directors of EVOQ Properties, Inc., the owner of a substantial portfolio of development assets in downtown Los Angeles, California, from June 2012 to present. Interim Chief Executive Officer of MI Developments, Inc. from June to December 2011 during its restructuring. Investment professional at Farallon Capital Management, L.L.C. in the real estate group from August 2001 to February 2011. Holds B.A. in Economics and Classics from Claremont McKenna College. Current director and Chair of the Investment Committee of Gramercy Capital Corp. Former director of MI Developments, Inc.

Mr. Lenehan’s experience as a private equity investor in the real estate sector, as well as his current and past membership on the board of directors of other public companies, makes him qualified to serve as a member of our board of directors and our audit committee and to lead our nominating and corporate governance committee.

Mr. Lenehan was nominated at the 2012 annual meeting pursuant to a nomination request by, and discussions with, one of our stockholders, Mr. Berg. See “Corporate Governance – Consideration of Director Nominees” for additional information.

			2012

James C. Leslie	58

Private investor. President of Leslie Enterprises, L.P., a private equity firm, from 2001 to present and Chief Executive Officer of Cresa Partners, LLC from 2012 to present. Chairman of the Board of Ascendant Solutions, Inc. Director, President and Chief Operating Officer of The Staubach Company, a commercial real estate services firm, from 1996 to 2001. President of Staubach Financial Services from 1992 to 1996. Chief Financial Officer of The Staubach Company from 1982 to 1992. Holds M.B.A. in Accounting and Finance from University of Michigan and B.S. in Mathematics from University of Nebraska.

			1996

Mr. Leslie’s over 30 years of leadership in the real estate industry makes him highly qualified to serve as a member of our board of directors and our audit committee and to lead our compensation committee. His extensive management experience acquired as president and chief operating officer of a commercial real estate services firm provides him with vast knowledge of financial, accounting, regulatory and administrative matters, particularly in the real estate industry. Mr. Leslie has also been involved with entrepreneurs and emerging companies consistently during his career and has been instrumental in the creation of over fifty companies. Through his significant business experiences, he provides valuable insights with respect to strategies and solutions addressed at the board level.

Name of Director	Age	Principal Occupation, Business Experience and Other Public Company Directorships	Year First Elected a Director

Michael D. Madden	65

Managing Partner of BlackEagle Partners LLC (formerly Centurion Capital Partners LLC) from April 2005 to present. Chairman of the Board of Hanover Advisors L.L.C., investment bankers, from 1995 to present. Partner of Questor Management Co., merchant bankers, from 1999 to 2005. Vice Chairman of Paine Webber Inc. from 1994 to 1995. Executive Vice President, Chief Origination Officer during 1994 and Executive Managing Director and Head of Global Business Development from 1993 to 1994 of Kidder Peabody & Co., Inc. Holds M.B.A. in Finance from University of Pennsylvania, Wharton School of Business and B.A. in Economics from LeMoyne College.

Mr. Madden has been an investment banker for more than 20 years and in that role has advised multiple public and private companies, making him a valuable member of our board of directors. Mr. Madden has extensive knowledge of capital markets and finance, which is invaluable to our board’s planning for the company’s capital and liquidity needs. His business experience allows him to provide strategic insight in the areas of finance and accounting and positions him well to serve as our lead independent director, chairman of our audit committee and as a member of our compensation committee.

			1992

Charles W. Porter	62

Advisor and Consultant to Moffett Holdings, L.L.C., a private, closely-held family company from August 2008 to present. General Manager of Sheraton Steamboat Resort, managed by Starwood Hotels & Resorts Worldwide, Inc., from 1989 to 2008. Holds a Certified Hotel Administrator certification from the American Hotel & Lodging Association Educational Institution.

Mr. Porter’s over 35 years of experience in the hospitality industry, as well as experience in conceptualizing and planning two residential single-family developments and a condominium tower through entitlements, financing, construction, documentation and sales, provide him with a wealth of knowledge regarding real estate operations and make him highly qualified to serve on our board of directors and as a member of each of our audit and nominating and corporate governance committees.

			2012

Mr. Porter was appointed to our board of directors in 2012, and was nominated for election at the 2013 annual meeting. He is the designated director of LCHM Holdings pursuant to the Investor Rights Agreement See “Corporate Governance – Consideration of Director Nominees” for additional information.

Stock Ownership of Directors, Director Nominee and Executive Officers

We believe that it is important for our directors and executive officers to align their interests with the long-term interests of our stockholders. We encourage stock accumulation through the grant of equity incentives to our directors and executive officers and through our stock ownership guidelines applicable to our directors and executive officers.

The table below shows the amount of our common stock beneficially owned as of the record date, March 26, 2014, by each of our directors, our director nominee and our chief executive officer and our chief financial officer (such officers collectively being our named executive officers). Unless otherwise indicated, all shares shown are held with sole voting and investment power.

Name of Beneficial Owner	Number of Shares Not Subject to Options	Number of Shares Subject to Exercisable Options (1)	Total Number of Shares Beneficially Owned (2)	Percent of Class (3)

William H. Armstrong III (4)	407,909	17,500	425,409	5.26%

Erin D. Pickens	10,540	—	10,540	*

William H. Lenehan IV	7,500	—	7,500	*

James C. Leslie	23,105	18,125	41,230	*

Michael D. Madden	16,500	18,125	34,625	*

Charles W. Porter	500	—	500	*

All current directors and executive officers as a group (6 persons)	466,054	53,750	519,804	6.40%

*	Ownership is less than one percent.

(1)	Number of shares subject to exercisable options reflects our common stock that could be acquired within sixty days of the record date, March 26, 2014, upon the exercise of options granted pursuant to our stock incentive plans.

(2)	Each beneficial owner holds the following unvested RSUs, which are not included in the table above.

Name of Beneficial Owner	Number of RSUs
William H. Armstrong III	72,500
Erin D. Pickens	16,500
William H. Lenehan IV	3,500
James C. Leslie	3,500
Michael D. Madden	3,500
Charles W. Porter	3,500

(3)	Based on 8,066,253 shares of our common stock outstanding as of March 26, 2014.

(4)	Includes 3,250 shares held in his individual retirement account. Mr. Armstrong has pledged 363,489 shares of our common stock to secure a line of credit. Mr. Armstrong’s address is 212 Lavaca Street, Suite 300, Austin, TX 78701.

Stock Ownership of Certain Beneficial Owners

Based on filings with the SEC, the table below shows the beneficial owners of more than five percent of our outstanding common stock other than Mr. Armstrong, whose beneficial ownership is reflected in the table in the section above titled “Stock Ownership of Directors, Director Nominees and Executive Officers.” Unless otherwise indicated, all information is presented as of December 31, 2013, and all shares beneficially owned are held with sole voting and investment power.

Name and Address of Beneficial Owner	Total Number of Shares Beneficially Owned	Percent of Outstanding Shares (1)

Carl E. Berg (2) 10050 Bandley Drive Cupertino, California 95014	1,405,000	17.4%

Dimensional Fund Advisors LP (3) Palisades West, Building One 6300 Bee Cave Road Austin, Texas 78746	543,812	6.7%

Ingalls & Snyder LLC (4) 61 Broadway New York, New York 10006	1,298,549	16.1%

LCHM Holdings, LLC (5) 1615 Poydras Street, Suite 2279 New Orleans, Louisiana 70112	625,000	7.8%

(1)	Based on 8,066,253 shares of our common stock outstanding as of March 26, 2014.

(2)	Based on a Schedule 13D filed with the SEC on January 11, 2012, as amended on January 12, 2012.

(3)	Based on an amended Schedule 13G filed with the SEC on February 10, 2014. Dimensional Fund Advisors LP, a registered investment advisor, furnishes investment advice to four registered investment companies, and serves as investment manager to certain other commingled group trusts and separate accounts (such investment companies, trusts and accounts, collectively referred to as the “Funds”). In certain cases, subsidiaries of Dimensional Fund Advisors LP may act as an advisor or sub-advisor to certain of the Funds. In its role as investment advisor, sub-advisor and/or manager, Dimensional Fund Advisors LP or its subsidiaries (collectively, “Dimensional”) only possess voting and/or investment power over the shares of our common stock reported, but may be deemed to be the beneficial owner of such shares of our common stock. However, all shares of our common stock reported in the amended Schedule 13G are owned by the Funds. Dimensional disclaims beneficial ownership of such shares of our common stock. As reported in the Schedule 13G, Dimensional has sole voting power over 538,191 shares of our common stock and sole investment power over 543,812 shares of our common stock.

(4)	Based on an amended Schedule 13G filed with the SEC on February 7, 2014. Ingalls & Snyder LLC is a registered broker dealer and a registered investment advisor. Amounts reported include shares owned by clients of Ingalls & Snyder in accounts managed under investment advisory contracts. Ingalls & Snyder has no voting power but shares investment power over all of the shares of our common stock reported.

(5)	Based on a Schedule 13D filed with the SEC on March 5, 2014, jointly by LCHM Holdings, LLC (“LCHM”), James R. Moffett, Jr. and Louise H. Moffett. LCHM, Mr. Moffett and Ms. Moffett share voting and investment power over all of the shares of our common stock reported.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors and executive officers and persons who own more than 10 percent of our common stock to file reports of ownership and changes in ownership with the SEC. Based solely upon our review of such reports filed during 2013, and written representations from our directors and executive officers, we believe, with the exception noted below, that all required reports were timely filed. A Form 4 for Mr. Armstrong to report shares of stock withheld to cover taxes due upon the vesting of restricted stock units in February 2013 was inadvertently filed one day late on February 13, 2013.

Executive Officer Compensation

Executive Compensation Tables

The table below summarizes the total compensation paid to or earned by our named executive officers for the fiscal years ended December 31, 2013 and 2012. Mr. Armstrong and Ms. Pickens were the only executive officers whom we employed during the fiscal years ended December 31, 2013 and 2012.

2013 Summary Compensation Table

Name and Principal Position	Year	Salary	Bonus	Stock Awards (1)	All Other Compensation (2)	Total

William H. Armstrong III Chairman of the Board, President & Chief Executive Officer	2013 2012	$400,000 400,000	$750,000 600,000	$338,700 218,750	$63,898 67,907	$1,552,598 1,286,657

Erin D. Pickens Senior Vice President & Chief Financial Officer	2013 2012	235,000 235,000	110,000 100,000	79,030 43,750	50,822 51,019	474,852 429,769

(1)	On February 21, 2013, our compensation committee awarded 30,000 restricted stock units to Mr. Armstrong and 7,000 restricted stock units to Ms. Pickens. The restricted stock units will ratably convert into shares of our common stock over a four-year period beginning on March 15, 2014, or, if earlier, upon a termination of employment due to death, disability or retirement, or upon a change of control of the company. The restricted stock units are valued on the date of grant at the closing sale price per share of our common stock.

(2)	The amounts reported in the “All Other Compensation” column for 2013 reflect, for each named executive officer as applicable, the sum of the incremental cost to the company of all perquisites and other personal benefits and additional all other compensation required by SEC rules to be separately quantified, including (a) amounts contributed by the company to defined contribution plans, (b) the dollar value of life insurance premiums paid by the company, (c) director fees and (d) tax gross ups relating to automobile leases. The perquisites and other personal benefits reported include payments for automobile leases.

	Perquisites and Other Personal Benefits	Additional All Other Compensation
Name	Automobile Leases	Plan Contributions	Life Insurance Premiums	Tax Gross Up (Relating to Automobile Leases)	Director Fees
Mr. Armstrong	$12,000	$33,500	$2,727	$8,672	$7,000
Ms. Pickens	8,473	33,500	2,727	6,123	—

Outstanding Equity Awards as of December 31, 2013

Name	Option Awards (1)				Stock Awards
	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Option Exercise Price (2)	Option Expiration Date	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (4)

William H. Armstrong III	17,500	—	$16.015	12/30/2014	66,875	$1,145,569

Erin D. Pickens	—	—	—	—	15,125	$259,091

(1)	The stock options were granted on December 30, 2004, and became exercisable in 25 percent annual increments on each of the first four anniversaries of the date of grant and have a term of 10 years.

(2)	The exercise price of each outstanding stock option reflected in this table was determined by reference to (1) the average of the high and low quoted per share sale price on the grant date, or if there are no reported sales on such date, on the last preceding date on which any reported sale occurred or (2) such greater price as determined by the compensation committee. In March 2007, the compensation committee revised its policies going forward to provide that for purposes of our stock incentive plans, the fair market value of our common stock will be determined by reference to the closing sale price on the grant date.

(3)	Unless the award is forfeited or vesting is accelerated because of a termination of employment or change in control as described below under “Potential Payments upon Termination or Change in Control,” the restricted stock units held by the named executive officers will vest and be paid out in an equivalent number of shares of our common stock as follows:

Name	RSUs	Vesting Date

Mr. Armstrong	7,500 3,125 6,250 7,500 7,500 6,250 7,500 6,250 7,500 7,500	02/15/14 02/26/14 03/15/14 03/15/14 02/15/15 03/15/15 03/15/15 03/15/16 03/15/16 03/15/17

Ms. Pickens	1,750 875 1,250 1,750 1,750 1,250 1,750 1,250 1,750 1,750	02/15/14 02/26/14 03/15/14 03/15/14 02/15/15 03/15/15 03/15/15 03/15/16 03/15/16 03/15/17

(4)	The market value of the unvested restricted stock units reflected in this table was based on the $17.13 closing market price per share of our common stock on December 31, 2013.

Potential Payments upon Termination or Change in Control

Pursuant to the terms of our stock incentive plans and the agreements thereunder, a termination of employment under certain circumstances and a change of control will result in the vesting of outstanding stock options and restricted stock units, as described below.

Stock Options. Upon termination of employment as a result of death, disability or retirement, the portion of any outstanding stock options that would have become exercisable within one year of such termination of employment will vest. In addition, upon a change of control of the company, all unvested stock options will vest. Currently, none of our named executive officers hold any unvested options.

Restricted Stock Units. Upon (1) termination of employment as a result of death, disability or retirement, or termination of employment by the company without cause at the discretion of the compensation committee, or (2) a change of control of the company, the executives’ outstanding restricted stock units will vest.

Change of Control Agreements. Effective April 1, 2013, we entered into change of control agreements with Mr. Armstrong and Ms. Pickens that expire on March 31, 2016. The agreements with Mr. Armstrong and Ms. Pickens entitle each executive to receive additional benefits in the event of the termination of his or her employment under certain circumstances following a change of control. Each agreement provides that if, during the three-year period following a change of control, the company or its successor terminates the executive other than by reason of death, disability or cause, or the executive voluntarily terminates his employment for good reason, the executive will receive:

•	any accrued but unpaid salary and a pro-rata bonus for the year in which he or she was terminated;

•

a lump-sum cash payment equal to 2.99 times the sum of (a) the executive’s base salary in effect at the time of termination and (b) the highest annual bonus awarded to the executive during the three fiscal years immediately preceding the termination date (excluding any payments for long-term incentives); and

•

continuation of insurance and welfare benefits until the earlier of (a) December 31 of the first calendar year following the calendar year of the termination or (b) the date the executive accepts new employment.

The benefits provided under the agreements are in addition to the value of equity awards that may accelerate in connection with a change of control and any other incentive or similar plan adopted by us. If any part of the payments or benefits received by the executive in connection with a termination following a change of control constitutes an excess parachute payment under Section 4999 of the Internal Revenue Code, the executive will receive the greater of (1) the amount of such payments and benefits reduced so that none of the amount constitutes an excess parachute payment, net of income taxes, or (2) the amount of such payments and benefits, net of income taxes and net of excise taxes under Section 4999 of the Internal Revenue Code.

The following table quantifies the potential payments to our named executive officers under the contracts, arrangements or plans discussed above, for various scenarios involving a change of control or termination of employment of each of our named executive officers, assuming a December 31, 2013 termination date, and where applicable, using the closing price of our common stock of $17.13 (as reported on NASDAQ on December 31, 2013). The table does not include amounts that may be payable under our 401(k) plan.

Name	Lump Sum Severance Payment	Options (Unvested and Accelerated) (1)	Restricted Stock Units (Unvested and Accelerated) (2)	Health Benefits	Total
William H. Armstrong III
• Retirement, Death, Disability	N/A	N/A	$1,145,569	N/A	$1,145,569
• Termination after Change of Control (3)	$2,990,000	N/A	1,145,569	$20,730	4,156,299
Erin D. Pickens
• Retirement, Death, Disability	N/A	N/A	259,091	N/A	259,091
• Termination after Change of Control (3)	1,001,650	N/A	259,091	15,235	1,275,976

(1)	None of the named executive officers held any unexercisable options as of December 31, 2013.

(2)	The value of the restricted stock units that would have vested for each named executive officer is based on $17.13, the closing price of our common stock on December 31, 2013.

(3)	Pursuant to the terms of the executive’s change of control agreement, the total payments may be subject to reduction if such payments result in the imposition of an excise tax under Section 280G of the Internal Revenue Code.

Proposal No. 2: Advisory Vote on the Compensation of Our Named Executive Officers

The Dodd-Frank Wall Street Reform and Consumer Protection Act (“the Dodd-Frank Act”), enacted in July 2010, requires that we provide our stockholders with the opportunity to vote to approve, on a non-binding, advisory basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with the rules of the SEC. This vote (commonly referred to as a “say-on-pay” vote) is advisory, which means that it is not binding on the company, the board of directors or the compensation committee of the board of directors. However, our board and the compensation committee value the opinion of our stockholders and will consider the outcome of the vote when evaluating our executive compensation program. The vote is not intended to address any specific compensation arrangement or amount, but rather the overall compensation of our named executive officers and our compensation philosophy and practices as disclosed under the “Executive Officer Compensation” section of this proxy statement. This disclosure includes the compensation tables and narrative discussion following the compensation tables.

At last year’s annual meeting, we provided our stockholders with the opportunity to cast a non-binding advisory vote regarding the compensation of our named executive officers as disclosed in our proxy statement for our 2013 annual meeting of stockholders. Our stockholders approved the “say-on-pay” proposal, with approximately 68.25% of the total votes cast voted for the proposal. Last year, we also asked our stockholders to vote on whether we should hold a “say-on-pay” vote every one, two or three years. Consistent with the recommendation of our board, our stockholders voted to hold the “say-on-pay” vote every year, with approximately 99% of the total votes cast voting in favor of holding an annual “say-on-pay” vote. After consideration of the 2013 voting results, and based upon its prior recommendation, our board elected to hold “say-on-pay” votes on an annual basis until the next advisory vote on the frequency of future “say-on-pay” votes, which will be held no later than our 2019 annual meeting of stockholders. Accordingly, this year we are again asking our stockholders to vote on the following resolution:

RESOLVED, That the stockholders of Stratus Properties Inc. (“the Company”) approve, on an advisory basis, the compensation of the Company’s named executive officers, as disclosed in the Company’s proxy statement for the 2014 annual meeting of stockholders pursuant to Item 402 of Regulation S-K of the rules of the Securities and Exchange Commission.

We understand that our executive compensation practices are important to our stockholders. Our core executive compensation philosophy continues to be based on pay for performance, and we believe that our executive compensation program is strongly aligned with the long-term interests of our stockholders.

Objectives of Our Compensation Program

Our executive compensation program is administered by the compensation committee, which determines the compensation of our executive officers and administers our annual performance incentive and stock incentive plans. The objectives of our executive compensation program are to:

•	emphasize performance-based compensation that balances rewards for short-term and long-term results,

•	tie compensation to the interests of the company’s stockholders, and

•	provide a level of total compensation that will enable the company to attract and retain talented executive officers.

Compensation is intended to reward achievement of business performance goals and to recognize individual initiative and leadership.

Components of Executive Compensation

During 2013, we employed two executive officers, William H. Armstrong III and Erin D. Pickens. Our executive compensation program has traditionally included three components: base salary, annual incentive awards, and long-term incentive awards in the form of restricted stock units (“RSUs”).

Base Salaries

Our philosophy is that base salaries, which provide fixed compensation, should meet the objective of attracting and retaining the executive officers needed to manage our business successfully. Actual individual salary amounts reflect the compensation committee’s judgment with respect to each executive officer’s responsibility, performance, work experience and the individual’s historical salary level. Our goal is to allocate more compensation to the performance-dependent elements of the total compensation package, and we do not routinely provide base salary increases. Consequently, we have not increased the base salary of Mr. Armstrong since 2006 or Ms. Pickens since 2009, when she was appointed our chief financial officer.

Annual Incentive Awards

Annual cash incentives are a variable component of compensation designed to reward our executives for maximizing annual operating and financial performance. Our executive officers participate in our performance incentive awards program. Under the program, the annual award is established based on the participant’s level of responsibility after reviewing the company’s performance during the year and overall market conditions. We have a small group of executive officers, and the compensation committee’s decisions regarding annual awards reflect its views as to the broad scope of responsibilities of our executive officers and its subjective assessment of each executive’s significant impact on the company’s overall success.

Long-Term Incentive Awards

Several years ago, we began awarding long-term incentives in the form of RSUs to reinforce the relationship between compensation and increases in the market price of the company’s common stock and align each executive officer’s financial interests with those of the company’s stockholders. These long-term incentives are awarded annually at the same time as the annual incentive awards for the year and are based upon the position of each participating officer and a subjective assessment of corporate and individual performance. Awards for 2013 and 2014 have been at consistent share levels.

We encourage stock accumulation because we believe that it is important for our executive officers to align their interests with the long-term interests of our stockholders. Accordingly, on March 26, 2013, our board of directors adopted stock ownership guidelines applicable to our executive officers. The guidelines are administered by the compensation committee. Under the guidelines, Mr. Armstrong and Ms. Pickens are encouraged to maintain ownership of shares of our stock valued at three times and one times, respectively, his or her base salary, determined by reference to the three-year trailing average monthly stock price. Shares of our common stock currently owned by the executive officers are counted for purposes of the stock ownership guidelines, as are shares issuable upon the vesting of outstanding RSUs and shares held in certain trusts. Each executive officer has five years from the earlier of adoption of the guidelines or such director’s election to reach the target ownership level. Mr. Armstrong and Ms. Pickens both currently exceed their target ownership levels.

Summary of 2013 Total Direct Compensation

Our compensation committee views each executive’s “total direct compensation” for a given year as the sum of the executive’s base salary, the annual incentive award for that year, and the value of long-term incentives granted in recognition of our performance for that year. Such awards are currently granted in the beginning of the following year. In making its decisions regarding the appropriate levels of annual incentive and long-term incentive awards, our committee evaluates the impact of its decisions on the amount of total direct compensation.

Our committee concluded that the award levels, the form of the awards and the resulting total direct compensation set forth below for the executive team were appropriate considering the company’s performance during 2013 as described below.

2013 Total Direct Compensation

Name of Executive	Base Salary	Annual Incentive Awards	Long-Term Incentive Awards(1)	Total Incentive Compensation	Total Direct Compensation
William H. Armstrong III	$400,000	$750,000	$525,000	$1,275,000	$1,675,000
Erin D. Pickens	235,000	110,000	122,500	232,500	467,500

(1)	Represents awards of RSUs granted in February 2014. The RSUs will ratably convert into an equivalent number of shares of our common stock over a four-year period on each grant date anniversary.

Comparison of Total Direct Compensation to Amounts Included in Summary Compensation Table for 2013. The above table differs from the 2013 Summary Compensation Table in the section titled “Executive Officer Compensation” on page 18, which is required by the SEC, and is not a substitute for the 2013 Summary Compensation Table. The salary and bonus amounts reflected in the 2013 Summary Compensation Table are equivalent to the base salary and the annual incentive award reflected above. However, the 2013 Summary Compensation Table includes additional compensation amounts identified as “all other compensation,” while the above table excludes these amounts because the Compensation Committee does not consider these amounts part of their annual compensation decisions. In addition, the value of the RSUs reflected in the table above are not the same values reported in the 2013 Summary Compensation Table. SEC regulations require that the Summary Compensation Table include the value of equity awards granted “in” a given year, but we view the equity awards granted following the fiscal year end, as part of the total compensation for the preceding fiscal year. As such, the RSUs included in the 2013 Summary Compensation Table reflect the value of the RSUs granted in February 2013 for performance in 2012, and not the RSUs granted in 2014 for performance in 2013, which are reflected above.

For 2013, after evaluating the company’s performance and the impact of our executive officers on that performance, the shares available for grant, and each executive’s overall compensation, the compensation committee approved the annual incentive awards and the long-term incentive awards reflected above in February 2014. These awards for 2013 are in recognition of the company’s continued accomplishments in 2013 and the subjective assessment of the individual performance of each executive officer. The committee noted the following accomplishments in 2013 and the key roles of each of Mr. Armstrong and Ms. Pickens in those accomplishments:

•	Strong financial and operational performance of the W Austin Hotel and Residences Project

•	The hotel exceeded budget expectations and finished the year with revenue less operating costs of $9.8 million based on revenue per available room of $260.

•	Sold 32 condominium units totaling $47.6 million during 2013.

•

Austin City Limits Live at the Moody Theater (ACL Live), the live music and entertainment venue, hosted 186 events in 2013, generating revenue of $15.5 million, which exceeded budget, and $2.6 million of revenue less operating costs.

•	ACL Live nominated for “Theater of the Year of 2013” by Pollstar Magazine.

•	The Parkside Village project provided 44 percent of the company’s commercial leasing revenues during 2013.

•	Improved sales of developed and undeveloped property in 2013.

•	Sold 51 individual lots in Barton Creek in 2013 for an aggregate $16.1 million; 39 lots are remaining.

•	Sold 16 acre tract in Lantana for $2.1 million.

•	Sold 75,000 square feet of impervious cover, 20,000 feet of office allocation, and 25 residential units for $1.1 million.

•	Successfully completed several financing activities.

•	Closed $100 million non-recourse loan with Bank of America and paid off the Beal Bank loan in September 2013 to refinance the W Austin Hotel & Residences Project.

•

Closed a loan modification agreement with Comerica Bank for the Parkside Village Project to extend maturity date by 7 years (from December 31, 2013 to December 31, 2020) and increase amount available to a total of $19.7 million.

•	Currently no outstanding balance under our $35 million line of credit with Comerica Bank.

In considering how to vote on this proposal, we encourage you to review the compensation tables and the narrative discussion following the compensation tables regarding our executive compensation program, as well as the discussion included in this proposal, as the tables and discussions demonstrate how we implement our executive compensation philosophy.

Although this advisory vote is not binding, our board and the compensation committee value the opinion of our stockholders and will consider the outcome of the vote when evaluating our executive compensation program. The next advisory “say-on-pay” vote will occur at our 2015 annual meeting of stockholders.

Vote Required to Approve, on an Advisory Basis, the Compensation of Our Named Executive Officers

Approval of this proposal requires the affirmative vote of a majority of the shares of our common stock present in person or represented by proxy and entitled to vote. For more information on the voting requirements, see “Questions and Answers about the Proxy Materials, Annual Meeting and Voting.”

Recommendation of the Board of Directors

OUR BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT.

Audit Committee Report

The audit committee is currently composed of four directors, Michael D. Madden, Chairman, William H. Lenehan IV, James C. Leslie and Charles W. Porter, all of whom are independent, as defined by SEC rules and in the NASDAQ listing standards. In addition, the board has determined that each of Messrs. Lenehan, Leslie, Madden and Porter qualifies as an “audit committee financial expert,” as such term is defined by the rules of the SEC. We operate under a written charter approved by us and adopted by the board of directors. Our primary function is to assist the board of directors in fulfilling the board’s oversight responsibilities relating to (1) the effectiveness of the company’s internal control over financial reporting, (2) the integrity of the company’s financial statements, (3) the company’s compliance with legal and regulatory requirements, (4) the qualifications and independence of the company’s independent registered public accounting firm, (5) the performance of the company’s independent registered public accounting firm and internal audit firm and (6) review and approval or ratification of any transaction that would require disclosure under Item 404(a) of Regulation S-K of the rules and regulations of the SEC.

We oversee the company’s financial reporting process on behalf of the board. Our responsibility is to monitor this process, but we are not responsible for developing and consistently applying the company’s accounting principles and practices, preparing and maintaining the integrity of the company’s financial statements and maintaining an appropriate system of internal controls, auditing the company’s financial statements and the effectiveness of internal control over financial reporting, or reviewing the company’s unaudited interim financial statements. Those are the responsibilities of management and the company’s independent registered public accounting firm, respectively.

During 2013 management assessed the effectiveness of the company’s system of internal control over financial reporting in connection with the company’s compliance with Section 404 of the Sarbanes-Oxley Act of 2002. We reviewed and discussed with management, the internal auditor and BKM Sowan Horan, LLP (“BKM”), the company’s independent registered public accounting firm, management’s report on internal control over financial reporting and BKM’s report on their audit of the company’s internal control over financial reporting as of December 31, 2013, both of which are included in the company’s annual report on Form 10-K for the year ended December 31, 2013.

Appointment of Independent Registered Public Accounting Firm; Financial Statement Review

In March 2013, in accordance with our charter, we appointed BKM as the company’s independent registered public accounting firm for 2013. We have reviewed and discussed the company’s audited financial statements for the year 2013 with management and BKM. Management represented to us that the audited financial statements fairly present, in all material respects, the financial condition, results of operations and cash flows of the company as of and for the periods presented in the financial statements in accordance with accounting principles generally accepted in the United States, and BKM provided an opinion to the same effect.

We have received from BKM the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence, and we have discussed with BKM their independence from the company and management. We have also discussed with BKM the matters required to be discussed by PCAOB Auditing Standard No. 16 – Communication with Audit Committees (PCAOB Release No. 2012-004, August 15, 2012), effective pursuant to SEC Release No. 34-68453 (December 17, 2012).

In addition, we have discussed with BKM the overall scope and plans for their audit, and have met with them and management to discuss the results of their examination, their understanding and evaluation of the company’s internal controls as they considered necessary to support their opinion on the financial statements for the year 2013, and various factors affecting the overall quality of accounting principles applied in the company’s financial reporting. BKM also met with us without management being present to discuss these matters.

In reliance on these reviews and discussions, we recommended to the board of directors, and the board of directors approved, the inclusion of the audited financial statements referred to above in the company’s annual report on Form 10-K for the year ended December 31, 2013.

Internal Audit

We also review the company’s internal audit function, including the selection and compensation of the company’s internal auditor. In March 2013, in accordance with our charter, our committee appointed Holtzman Partners, LLP as the company’s internal auditor for 2013.

Dated: March 25, 2014

Michael D. Madden, Chairman	William H. Lenehan IV	James C. Leslie	Charles W. Porter

Independent Registered Public Accounting Firm

Fees and Related Disclosures for Accounting Services

The following table discloses the aggregate fees billed for professional services rendered by BKM in 2013 and 2012:

	2013	2012
Audit Fees	$190,000	$170,000
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees	—	—

The audit committee has determined that the provision of the services described above is compatible with maintaining the independence of our independent registered public accounting firm.

Pre-Approval Policies and Procedures

The audit committee’s policy is to pre-approve all audit services, audit-related services and other services permitted by law provided by our independent registered public accounting firm. In accordance with that policy, the committee annually pre-approves a list of specific services and categories of services, including audit, audit-related and other services, for the upcoming or current fiscal year, subject to specified cost levels. Any service that is not included in the approved list of services must be separately pre-approved by the audit committee. In addition, if fees for any service exceed the amount that has been pre-approved, then payment of additional fees for such service must be specifically pre-approved by the audit committee; however, any proposed service that has an anticipated or additional cost of no more than $15,000 may be pre-approved by the chairman of the audit committee, provided that the total anticipated costs of all such projects pre-approved by the chairman during any fiscal quarter does not exceed $30,000.

At each regularly scheduled audit committee meeting, management updates the committee on the scope and anticipated cost of (1) any service pre-approved by the chairman since the last meeting of the committee and (2) the projected fees for each service or group of services being provided by our independent registered public accounting firm. Since the May 2003 effective date of the SEC rules stating that an auditor is not independent of an audit client if the services it provides to the client are not appropriately approved, each service provided by our independent registered public accounting firm has been approved in advance by the audit committee. During 2013, none of those services required use of the de minimis exception to pre-approval contained in the SEC’s rules.

Proposal No. 3 Ratification of the Appointment of our Independent Registered Public Accounting Firm

In March 2014, in accordance with our charter, we appointed BKM as the company’s independent registered public accounting firm for 2014. Our board and the audit committee seek stockholder ratification of the audit committee’s appointment of BKM as our independent registered public accounting firm to audit our and our subsidiaries’ financial statements for the year 2014. If our stockholders do not ratify the appointment of BKM, the audit committee will reconsider this appointment. Representatives of BKM are expected to be present at the meeting to respond to appropriate questions, and those representatives will also have an opportunity to make a statement if they desire to do so.

Vote Required to Ratify the Appointment of our Independent Registered Public Accounting Firm

Approval of this proposal requires the affirmative vote of a majority of the shares of our common stock present in person or by proxy and entitled to vote. For more information on the voting requirements, see “Questions and Answers about the Proxy Materials, Annual Meeting and Voting.”

Recommendation of the Board of Directors

OUR BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

Certain Transactions

MHLLC Transaction

On March 15, 2012, we entered into a Stock Purchase Agreement (the “Purchase Agreement”) with Moffett Holdings, L.L.C. (“MHLLC”) pursuant to which we sold to MHLLC 625,000 shares of our common stock for an aggregate purchase price of $5.0 million, or $8.00 per share.

In connection with the issuance and sale of such shares of our common stock, we entered into an Investor Rights Agreement with MHLLC, dated March 15, 2012 (the “Investor Rights Agreement”), pursuant to which, among other things, the size of our board was increased from four to five members and MHLLC was granted the right to designate one individual to serve on our board of directors as long as MHLLC and its affiliates beneficially own at least 5.0% of the issued and outstanding shares of our common stock. Charles W. Porter was elected to our board at the 2013 annual meeting for a three-year term, as the designated director of MHLLC pursuant to the Investor Rights Agreement.

Also under the Investor Rights Agreement, MHLLC and its affiliates are limited or prohibited from, among other things, (1) acquiring an additional amount of our securities if the acquisition would result in MHLLC and its affiliates having beneficial ownership of more than 24.9% of the outstanding shares of our common stock; (2) commencing any tender offer or exchange for any of our securities; (3) making or proposing a merger or acquisition involving the company; (4) calling a meeting or initiating any stockholder proposal; (5) soliciting proxies or (6) forming, joining, or in any way participating in or entering into agreements with a “group” (as defined in Section 13(d)(3) of the Securities Exchange Act of 1934) with regard to the company. These restrictions will terminate upon the last to occur of (1) the first date on which no director designated by MHLLC has served on our board for the preceding six months and (2) the date that MHLLC and its affiliates beneficially own less than 5.0% of the issued and outstanding shares of our common stock.

Subject to the terms and conditions of the Investor Rights Agreement, we also granted MHLLC certain registration rights with respect to the shares of our common stock acquired pursuant to the Purchase Agreement. The Investor Rights Agreement provides that upon the written request of MHLLC at any time on or after the six-month anniversary of the date of the Investor Rights Agreement, we shall, within sixty days of our receipt of such notice, (1) prepare and file with the SEC a shelf registration statement with respect to the shares of our common stock issued and sold to MHLLC under the Purchase Agreement (the “Registrable Securities”) that would permit some or all of the Registrable Securities to be resold in registered transactions and (2) use our commercially reasonable efforts to maintain the effectiveness of the shelf registration statement while MHLLC holds Registrable Securities.

On March 3, 2014, MHLLC redeemed and purchased the membership interest in MHLLC held by LCHM Holdings. In connection with such redemption, (1) LCHM Holdings received the 625,000 shares of our common stock held by MHLLC and (2) MHLLC and LCHM Holdings entered into an assignment and assumption agreement (the “Assignment and Assumption Agreement”) pursuant to which MHLLC assigned to LCHM Holdings its rights and obligations under the Investor Rights Agreement. We joined the Assignment and Assumption Agreement for the purpose of consenting to such transactions. As of the record date, LCHM Holdings owned approximately 7.8% of our outstanding common stock.

Joint Venture with MHLLC

On February 28, 2011, we entered into a joint venture with MHLLC for the development of Parkside Village, a 90,641-square-foot retail project in the Circle C community. The project consists of a 33,650-square-foot full-service movie theater and restaurant, a 13,890-square-foot medical clinic and five other retail buildings, including a 14,926-square-foot building, a 10,175-square-foot building, a 7,500-square-foot building, a 5,500-square-foot building and a stand-alone 5,000-square-foot building.

Our initial capital contributions to the joint venture totaled $3.1 million, which consisted of a 23.03 acre tract of land located in Austin, Texas, the related property and development agreements for the land and other project costs incurred by the company before February 28, 2011. MHLLC made initial capital contributions to the joint venture totaling $1.0 million and made additional capital contributions of $2.8 million to fund the development of the project. As of December 31, 2013, capital contributions totaled $3.1 million for the company and $3.8 million for MHLLC. During 2013, distributions totaled $3.4 million to the company and $4.0 million to MHLLC. Accordingly, as of December 31, 2013, cumulative distributions to each of the joint venture partners exceeded cumulative contributions from each of the joint venture partners.

In May 2011, the joint venture entered into a construction loan with Comerica Bank to finance the development of Parkside Village, which the joint venture extended and modified in December 2013. As of December 31, 2013, the availability under the Comerica Loan is $2.0 million.

We are the manager of the joint venture. We will receive 80 percent of any distributions and MHLLC will receive 20 percent. As the manager of the joint venture with a majority of the voting and profit interest (80 percent), we consolidate this joint venture in our financial statements. On March 3, 2014, MHLLC redeemed and purchased the membership interest in MHLLC held by LCHM Holdings.

STRATUS PROPERTIES INC.

Proxy Solicited on Behalf of the Board of Directors for

Annual Meeting of Stockholders to be held on May 8, 2014

The undersigned hereby appoints William H. Armstrong III and Kenneth N. Jones, or either of them, as proxies, with full power of substitution, to vote the undersigned’s shares of common stock of Stratus Properties Inc. at the annual meeting of stockholders to be held at the W Austin located at 200 Lavaca Street, Austin, Texas 78701 on Thursday, May 8, 2014, at 9:30 a.m., Central Time, and at any adjournment thereof, on all matters coming before the annual meeting. You can obtain directions to the W Austin on the hotel’s website at www.starwoodhotels.com/whotels/property/area/directions.html?propertyID=3224. The proxies will vote your shares: (1) as you specify on the back of this proxy card, (2) as the Board of Directors recommends where you do not specify your voting instructions on a matter listed on the back of this proxy card, and (3) as the proxies decide on any other matter properly coming before the annual meeting.

If you wish your shares to be voted on all matters as the Board of Directors recommends, simply sign, date and return this proxy card. If you wish your shares to be voted as you specify on a matter or all matters, please also mark the appropriate box or boxes on the back of this proxy card.

PLEASE SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY IN THE ENCLOSED ENVELOPE

(continued on reverse side)

▲ FOLD AND DETACH HERE ▲

Please mark your votes as indicated in this example	☒

The Board of Directors recommends you vote FOR Proposal Nos. 1, 2 and 3.

			FOR	WITHHOLD			FOR	AGAINST	ABSTAIN
Proposal No. 1 –	Election of one Class I director nominee. Nominee is: Michael D. Madden:		☐	☐	Proposal No. 3 –	Ratification of the appointment of BKM Sowan Horan, LLP as our independent registered public accounting firm.	☐	☐	☐

		FOR	AGAINST	ABSTAIN
Proposal No. 2 –	Approval, on an advisory basis, of the compensation of our named executive officers.	☐	☐	☐

Signature(s)	Dated:	,	2014

You may specify your voting instructions by marking the appropriate boxes on this side. You need not mark any boxes, however, if you wish your shares to be voted on all matters as the Board of Directors recommends. If your voting instructions are not specified, your shares will be voted FOR Proposal Nos. 1, 2 and 3.

▲ FOLD AND DETACH HERE ▲

STRATUS PROPERTIES INC. OFFERS STOCKHOLDERS OF RECORD

TWO WAYS TO SUBMIT YOUR VOTING INSTRUCTIONS

Your Internet submission of voting instructions authorizes the named proxies to vote your shares of common stock in the same manner as if you had returned your proxy card. We encourage you to use this cost effective and convenient way of submitting your voting instructions, 24 hours a day, 7 days a week.

SUBMITTING VOTING INSTRUCTIONS

BY INTERNET

Visit http://www.ivselection.com/stratus14. Have your proxy card ready and follow the instructions on your screen. You will incur only your usual Internet charges. Available 24 hours a day, 7 days a week until 11:59 p.m., Central Time, on May 7, 2014.

SUBMITTING VOTING INSTRUCTIONS

BY MAIL

Simply sign and date your proxy card and return it in the postage-paid envelope to Kenneth N. Jones, General Counsel and Secretary, Stratus Properties Inc., P.O. Box 17149, Wilmington, Delaware 19885-9810. If you are submitting voting instructions by Internet, please do not mail your proxy card.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON MAY 8, 2014.

The accompanying proxy statement and the 2013 Annual Report are available at http://www.edocumentview.com/STRS.